Exhibit 10.3

March 17, 2014

Kenneth Keverian

This letter confirms our offer of IBM employment to you as Senior Vice President, Corporate Strategy reporting to Ginni Rometty, Chairman, President and CEO.

You will be appointed to the IBM Performance Team (PT) and the Growth and Transformation Team (G&TT).  You will become an executive officer of the Company, effective on your first day of employment.

The elements of your employment offer are:

Total Target Cash:

Effective on your first day of employment, your total target annualized compensation will be $1,410,000.  It will be comprised of $600,000 annual base salary (paid to you in equal semi-monthly payments) and $810,000 target incentive, plus the opportunity to participate in IBM benefits.  As an exempt regular employee, you will receive a paycheck on a semi-monthly basis, on or around the 15th and 31st of each month. For 2014, your base salary will be prorated to reflect your actual months of IBM service.

The incentive payout amount will be determined based on IBM’s business performance and the attainment of your individual annual business objectives.   Your incentive payment for the current performance year, which ends on December 31, 2014, will be prorated to reflect your actual months of IBM service. You must be an active employee on December 31, 2014 in order to be eligible for a payout.

Sign-on Bonus:

You will be provided a sign-on bonus of $800,000, which will be paid as follows: $500,000 will be included in one of your semi-monthly paychecks within two months of the commencement of your IBM employment and $300,000 will be included in one of your semi-monthly paychecks within two months of the one-year anniversary of your hire date.  These payments will be less applicable tax withholdings.  These payments are subject to the terms and conditions of the repayment agreements you are required to sign.  Please see the attached repayment agreement for the complete terms.

Equity:

You will be awarded a Sign-On Equity Grant of $4,000,000 in planned value. You will receive 100% of this planned value in Restricted Stock Units (RSUs).  RSUs are equivalent in value to shares of IBM stock and, once vested, are paid out in stock (or cash in select countries).  Your equity grant is anticipated to vest as follows:  50% on the first anniversary of your hire date; 25% on the second anniversary of your hire date and 25% on the third anniversary of your hire date. If IBM terminates your employment other than for cause, any unvested portion of the Sign-On Equity Grant shall remain outstanding and continue to vest.

You will be awarded a total of $2,800,000 in Performance Share Units (PSUs).  The first award will have $924,000 of planned value and will be based on the 2013-2015 performance period.  The second award will have $1,876,000 in planned value and will be based on the 2014-2016 performance period.  These PSU awards provide a range of payout from zero to 150 percent of units granted, based on attainment of IBM objectives.  Following each three-year PSU performance period, the award will be paid in IBM stock (or cash in select countries), conditioned on your continuous full-time active employment by IBM.

Except with respect to the Sign-On Equity Grant specified above, you may be eligible to receive payouts of your full unvested PSU and RSU awards upon termination if the following criteria are met:

•                  You are on the Performance Team at the time of departure;

•                  For RSU awards, at least one year has passed since the award grant date; and for PSU awards, at least one year has passed in the performance period;

•                  You have five years of service at the time of departure; and

•                  The payout has been approved by appropriate senior management, the Compensation Committee or the Board, in their discretion.

Except as specified above, all RSUs and PSUs are subject to the terms and conditions of the applicable IBM Long-Term Performance Plan and award agreements.  Additional details about these awards will be provided to you after your IBM employment begins.  Subsequent grants may be awarded in IBM’s discretion based on your performance and contribution to the business.

Discretionary Award:

No later than 30 days after your hire date, a Discretionary Award in the amount of $1,000,000 will be credited to your Excess 401(k) Plus Plan account. The Discretionary Award will vest 100% on the fourth anniversary of your hire date. IBM shall have the right to forfeit or rescind the full amount of the Discretionary Award, including any investment experience thereon, if you engage in Detrimental Activity (as defined in the Excess 401(k) Plus Plan) within the 12 month period after the date the Discretionary Award vests.

You may make an investment election for the Discretionary Award, which will also apply to any other contributions credited under the Excess 401(k) Plus Plan thereafter (including deferrals that you may elect and IBM contributions you may be eligible to receive), unless you change such investment election.  If you do not make an investment election, your account will be notionally invested in the Target Date Fund closest to the year in which you will turn age 60.

Within 30 days after your hire date, you may make a distribution election with respect to your Discretionary Award.  This distribution election will apply to your Discretionary Award, as well as to any other contributions credited under the Excess 401(k) Plus Plan thereafter (including deferrals that you may elect and IBM contributions you may be eligible to receive).  If you do not make a distribution election within 30 days of your hire date, your Discretionary Award will be distributed in an immediate lump sum following your separation from service.

Distribution election and investment election forms will be provided to you separately. Further details about the available distribution elections and investment options can be found in the Excess 401(k) Plus Plan materials which will also be provided to you separately. Except as set forth in this letter, your Discretionary Award shall be subject to the terms of the Excess 401(k) Plus Plan.

Stock Ownership Requirements:

You understand that as a Senior Vice President, you will comply with IBM’s stock ownership requirements, which currently require that you attain an ownership level in IBM shares or equivalents equal to three (3) times your base salary plus annual incentive target within five years of your hire date.  This requirement will be expressed as a number of shares, based on the planning price used by the Company in the second quarter of 2014.

Benefits:

During your employment, you will be eligible to participate in the various benefit plans which IBM generally makes available to its regular employees, including medical and dental coverage, accident, disability and life insurance, as well as the IBM 401(k) Plus Plan.  This Plan offers a 100% Company match, up to 5% of eligible pay, plus a 1% automatic contribution after you complete one year of IBM service. In addition, if you meet certain eligibility requirements during the annual enrollment period held each fall, you may also be eligible to participate in the IBM Excess 401(k) Plus Plan that provides benefits in excess of the IRS limits.  Additional details on these programs will be provided separately.

As is customary at IBM, this offer is contingent upon the completion of our preemployment process: verification of your application materials and your ability to work for IBM without restriction (which means you do not have non-compete obligations or other restrictive clause with your current or former employer; or any non-compete or other restrictions have been disclosed by you and resolved to IBM’s satisfaction).

IBM employees are required to comply with IBM’s Business Conduct Guidelines.  Once you have authorized access to the IBM Intranet, you will be able to read and/or print the contents of these documents, and will be required to acknowledge receipt and compliance with the guidelines.

Your employment is also contingent upon your compliance with the U.S. immigration law.  The law requires you to complete the U.S. Government Employment Eligibility Verification form (I-9) and to provide on your first day of employment documents that verify your identity and employment eligibility.  By accepting this offer, you will be required to comply with this law.

On your first day of employment, you will be required to sign IBM’s form regarding confidential information and intellectual property.  If you would like to review or discuss this document in advance, please feel free to contact me.

Accepted:	/s/ Kenneth Keverian

Date:	March 17, 2014

Projected Start Date:	April 1, 2014

IBM

Sign-on Payment Repayment Agreement

Prior to receiving my $500,000 sign-on payment, I agree to and understand the following:

•                  If my employment with IBM is terminated for Cause (as defined in my Noncompetition Agreement) or voluntarily by me within my first two years of active, full time employment, I will repay to IBM the sign-on payment.

•                  Should I go on leave before I have actively worked for IBM on a full time basis for two years, my obligation to repay the sign-on payment will be extended for the period of the leave and until the balance of the remaining active employment time has been completed following my return from such leave.  Similarly, if, based on my request, I am converted to part-time employment status before I have actively worked for IBM on a full-time basis for the above stated period of time, my obligation to repay the sign-on payment will be extended for the period of time represented by the difference between two year’s active full-time employment and the hours actually worked on my part-time schedule.

•                  This sign-on payment will not be considered part of my earnings for purposes of calculating current or future benefits under any compensation or benefit programs maintained or sponsored by IBM or its subsidiaries, including retirement plans, 401(k) plans and the like.

For any situation in which I have agreed above to repay the sign-on payment, I also authorize IBM to deduct the amount of $500,000, less any tax withholdings, owed to IBM from any funds IBM may owe me at the time of my departure, including, but not limited to, wages, commissions, vacation, variable pay.  If, after IBM has deducted the amount from funds owed to me at the time of my departure, a balance owed to IBM remains, I shall repay the balance to IBM.

This repayment provision does not constitute a contract of employment or a guarantee of employment for two years or otherwise. Employment is at-will at all times.

Employee Signature	Date

/s/ Kenneth Keverian	3/17/2014

IBM

Sign-on Payment Repayment Agreement

Prior to receiving my $300,000 sign-on payment, I agree to and understand the following:

•                  If my employment with IBM is terminated for Cause (as defined in my Noncompetition Agreement) or voluntarily by me within my first two years of active, full time employment, I will repay to IBM the sign-on payment.

•                  Should I go on leave before I have actively worked for IBM on a full time basis for two years, my obligation to repay the sign-on payment will be extended for the period of the leave and until the balance of the remaining active employment time has been completed following my return from such leave.  Similarly, if, based on my request, I am converted to part-time employment status before I have actively worked for IBM on a full-time basis for the above stated period of time, my obligation to repay the sign-on payment will be extended for the period of time represented by the difference between two year’s active full-time employment and the hours actually worked on my part-time schedule.

•                  This sign-on payment will not be considered part of my earnings for purposes of calculating current or future benefits under any compensation or benefit programs maintained or sponsored by IBM or its subsidiaries, including retirement plans, 401(k) plans and the like.

For any situation in which I have agreed above to repay the sign-on payment, I also authorize IBM to deduct the amount of $500,000, less any tax withholdings, owed to IBM from any funds IBM may owe me at the time of my departure, including, but not limited to, wages, commissions, vacation, variable pay.  If, after IBM has deducted the amount from funds owed to me at the time of my departure, a balance owed to IBM remains, I shall repay the balance to IBM.

This repayment provision does not constitute a contract of employment or a guarantee of employment for two years or otherwise. Employment is at-will at all times.

Employee Signature	Date

/s/ Kenneth Keverian	3/17/2014